Exhibit 10.1

TRAWS PHARMA, inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on April 16, 2025 by and between Traws Pharma, Inc., a Delaware corporation (the “Company”), and Iain Dukes (“Employee”). This Agreement shall be effective April 1, 2025. The date on which this Agreement becomes effective is referred to herein as the “Effective Date.”

WHEREAS, the Company desires to employ Employee and Employee desires to be so employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto enter into this Agreement as follows:

1.                  Term. The initial term of this Agreement shall begin on the Effective Date, and shall continue for one year, unless sooner terminated by either party as set forth below, or until the termination of Employee’s employment, if earlier. The term of this Agreement shall automatically renew for periods of one-year unless either party gives the other party written notice at least 90 days prior to the end of the then existing term or at least 90 days prior to the end of any one-year renewal period that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Company’s failure to renew this Agreement at the end of the Term shall not, by itself, constitute termination without Cause (as defined below) or Good Reason (as defined below).

2.                  Position; Duties. Subject to all the terms and conditions hereof, the Company shall employ Employee, and Employee shall serve the Company as the Interim Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). Employee shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Employee by the Board. Employee represents to the Company that Employee is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit Employee from, executing this Agreement and performing fully Employee’s duties and responsibilities hereunder.

3.                  Best Efforts. As Employee’s position is a full-time position, Employee agrees to devote Employee’s full-time effort, attention, and energies, from such location to be mutually agreed upon between Employee and the Board, to Employee’s duties hereunder. Employee will not render any professional services or engage in any activity that might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company. Employee agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time. Employee may not engage in outside employment or consulting without first obtaining prior express permission from the Board. The foregoing shall not be construed as preventing Employee from (a) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (b) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of this Agreement. Employee will provide to the Board a list of Employee’s existing board seats of both Non-Profit organizations and board seats of public and private biotechnology companies for review and approval or where appropriate resignation. A list of companies for which Employee (i) currently provides consulting services, (ii) is employed by or (iii) whose board Employee currently serves on is set forth on Appendix B. For the avoidance of doubt, the Board has pre-approved the outside activities Employee engages in with those companies listed on Appendix B.

4.                  Compensation and Other Benefits.

(a)               Salary. For all services rendered by Employee under this Agreement, the Company agrees to pay Employee a base salary at an initial annualized rate of $610,000 (the “Base Salary”), in installments in accordance with the Company’s normal payroll cycle, less authorized deductions. Employee’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) or the Board pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as determined in the sole discretion of the Board or the Compensation Committee.

(b)               Discretionary Annual Bonus. During the Term, Employee shall be eligible to receive a discretionary annual bonus, as determined by the Board or the Compensation Committee in its sole discretion (“Annual Bonus”). The target of this annual bonus will be 50% of the Base Salary (“Target Bonus”), and will be evaluated on the basis of pre-set annual bonus goals. Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event shall Employee’s Annual Bonus, if any, be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. Any Annual Bonus may be paid to Employee in the form of cash, stock options, shares of the Company’s common stock (“Common Stock”), or a combination thereof, at the Board’s or the Compensation Committee’s discretion.

(c)               Employee Benefits. During the Term, Employee shall be eligible to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, including, but not limited to, health insurance, a flexible spending account, and 401(k) participation. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(d)               Vacation and Holidays. During Employee’s employment hereunder, Employee shall be entitled each year to four weeks of vacation, and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies. Vacation shall be taken by Employee at such time or times as are mutually convenient to Employee and the Company.

(e)               Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with Employee’s employment hereunder provided, however, that such expenses were incurred in conformance with the policies of the Company, as established from time to time, and that Employee submits detailed vouchers and other records reasonably required by the Company in support of the amount and nature of such expense.

5.                  Termination of Employment.

(a)               Death of Employee. If Employee dies during the term of this Agreement, this Agreement shall terminate immediately and the Company shall pay to Employee’s then-current spouse, if such spouse survives Employee, or if not, to Employee’s estate, the balance of any accrued and unpaid Base Salary, unreimbursed expenses, and unused accrued vacation time through the termination date.

(b)               Disability of Employee. If Employee incurs a Disability during the term of this Agreement, the Company may terminate Employee’s employment on or after the date of Disability. If Employee’s employment terminates on account of Disability, the Company shall pay to Employee’s the balance of any accrued and unpaid Base Salary, unreimbursed expenses, and unused, accrued vacation time through the termination date. For purposes of this Agreement, the term “Disability” shall mean Employee is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

(c)               Termination for Cause. If Employee’s employment is terminated by the Company for Cause (as defined below), the Company shall pay Employee only the balance of Employee’s accrued, but unpaid Base Salary, unreimbursed expenses, and unused, accrued vacation time through the termination date. Employee’s employment may be terminated for “Cause” at any time upon delivery of written notice to Employee.

(d)               Termination by the Company without Cause or by Employee for Good Reason. If Employee’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Employee for Good Reason (as defined below), the Company shall:

(i)                 pay to Employee the balance of Employee’s accrued, but unpaid Base Salary, unreimbursed expenses, and unused, accrued vacation time through the termination date;

(ii)              to the extent then approved, accrued and unpaid, pay to Employee the Annual Bonus (if any) with respect to the fiscal year ended immediately prior to the cessation of Employee’s employment, which such Annual Bonus shall be paid at the time such Annual Bonus would have otherwise been paid absent Employee’s cessation of employment;

(iii)            pay to Employee,

(A)             in the event that Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason on or prior to the first anniversary of the Effective Date, other than during the Change in Control Protection Period (as defined below), those amounts set forth in Section 5(d)(i)-(ii) only; or

(B)              in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason after the first anniversary of the Effective Date, other than during the Change in Control Protection Period (as defined below), for each full month of service rendered after the first anniversary of the Effective Date (up to a maximum of twelve (12) months), one month of severance payments equal to one-twelfth of the sum of (1) Employee’s then current Base Salary, plus (2) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, which severance payments shall be paid for the duration of the Severance Period (as defined below) in accordance with the Company’s usual payroll practices, commencing within 60 days following the termination date, and the first payment shall include any unpaid installments from the termination date until the first payment date; or

(C)              in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period, a severance payment amount equal to the sum of one and one-half times (1) Employee’s then current Base Salary plus (2) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, which severance payment shall be paid in a lump sum payment within 60 days following the termination date; provided that such payment shall be made in installments as set forth in Section 5(d)(iii)(A) above if the Change in Control is not a “change in control event” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the severance payments hereunder are not exempt from Section 409A of the Code;

(iv)             for each full month of service rendered after the first anniversary of the Effective Date (up to a maximum of twelve (12) months), cause one-twelfth of any outstanding unvested equity awards on Common Stock that vest based on continued service previously awarded to Employee to become fully vested as of the date of Employee’s termination of employment pursuant to this Section 5(d); and

(v)               for each full month of service rendered after the first anniversary of the Effective Date (up to a maximum of twelve (12) months)), and provided that Employee is eligible for and timely elects continuation coverage under COBRA, the Company will pay on Employee’s behalf one (1) month of the COBRA premiums for continued health care coverage under the Company’s group health plans for Employee and Employee’s eligible dependents (“COBRA Payments”). The Company will pay the COBRA Payments for the period from Employee’s termination date until the earliest to occur of (i) the end of the Severance Period; (ii) the date Employee becomes eligible for group health insurance coverage through a subsequent employer; or (iii) the date Employee ceases to be eligible for COBRA coverage for any reason (each of the events described in (ii) or (iii) in this Section 5(d) shall be referred to herein as a “Disqualifying Event”). Employee is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the period during which the Company pays the COBRA Payments.

Except as otherwise provided in this Section 5, all compensation and benefits will cease at the time of Employee’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits set forth in Section 5(d)(iii), (iv) and (v) shall only be paid if Employee signs and does not revoke a release and waiver of claims in a form approved by the Company, and such release becomes effective and irrevocable within 60 days of Employee’s cessation of employment, and Employee continues to comply with Sections 7, 8 and 9 in this Agreement.

(e)               Voluntary Resignation other than for Good Reason. Employee may voluntarily resign from employment with the Company at any time. In the event Employee voluntarily resigns from Employee’s employment with the Company other than for Good Reason, Employee shall provide the Company with at least 30 days’ notice of Employee’s intent to resign. The Company shall pay Employee only the balance of Employee’s accrued, but unpaid Base Salary, unreimbursed expenses, and unused, accrued vacation time through the termination date.

(f)                Resignation of Positions. Effective as of the date of any termination of employment, unless otherwise agreed by the Company and Employee, Employee will resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

(g)               No Other Severance. Upon termination of Employee’s employment for any reason, the Company will have no severance obligations under this Agreement other than as provided in this Section 5, which shall supersede any prior or contemporaneous oral or written severance plan, policy, program, or other arrangement maintained by the Company to the extent such benefits would provide for duplication of benefits to Employee.

(h)               Definitions. For purposes of this Agreement:

(i)                 “Cause” shall mean the occurrence of any of the following events:  (1) any gross failure on the part of Employee (other than by reason of Disability as provided in Section 5(b)) to faithfully and professionally carry out Employee’s duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Board, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (2) Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Employee intended to or likely to injure the business of the Company); (3) Employee’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to Employee’s employment; (4) in accordance with applicable federal, state or local laws, Employee’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing Employee’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same; (5) Employee’s failure to comply with a lawful written direction of the Board; (6) Employee’s failure to comply with the Company’s code of conduct or employment policies; (7) any wanton and willful dereliction of duties by Employee; or (8) Employee’s breach of this Agreement. The existence of any of the foregoing events or conditions shall be determined by the Board in the exercise of its reasonable judgment.

(ii)              “Change in Control” shall have the meaning ascribed to it under the Plan or its successor then in effect.

(iii)            “Change in Control Protection Period” shall mean the 12-month period following a Change in Control.

(iv)             “Good Reason” shall mean:  (1) the breach by the Company of any material provision of this Agreement (provided, however, that a reduction in Employee’s Base Salary by less than 20% in and for any 12-month period shall not be a material breach by the Company if it is made in connection with a reduction in base salaries imposed on a majority of other senior executives of the Company and Employee’s Base Salary is not reduced by a percentage that is greater than the percentage by which the base salaries of a majority of other senior executives of the Company is reduced in and for that same 12-month period); or (2) following a Change in Control (A) a material diminution in Employee’s Base Salary or Target Bonus or (B) a material diminution in Employee’s authorities, duties and responsibilities. None of the foregoing events or conditions will constitute Good Reason unless Employee provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not cure the event or condition within 30 days of receiving that written objection, and Employee resigns Employee’s employment within 30 days following the expiration of that cure period.

(v)               “Severance Period” shall mean (1) the period equal to that number of full months of service rendered after the first anniversary of the Effective Date (up to a maximum of twelve (12) months) immediately following the date Employee’s employment with the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason other than during the Change in Control Protection Period (e.g., if Employee completes five full months of service after the first anniversary of the Effective Date, then the Severance Period shall be five months from the termination date) or (2) the 18-month period immediately following the date Employee’s employment with the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period.

6.                  Code Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide Employee with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Employee with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)               The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)               Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Employee. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(c)               All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by Employee immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Employee within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

7.                  [Reserved].

8.                  Confidential Information.

(a)               Subject to Section 8(f), at all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such use may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing. Employee will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work for the Company and/or incorporates any Proprietary Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

(b)               The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether acquired by Employee while employed by the Company, during Employee’s prior service as a consultant to the Company, or otherwise. By way of illustration but not limitation, “Proprietary Information” includes, but is not limited to (i) trade secrets, inventions, mask works, ideas, methods, processes, formulas, chemical structures and methods for chemical synthesis, structure-activity relationships, assay methodologies, characteristics, equipment and equipment designs, results, formulations and biological, pharmacological, toxicological and clinical data, physical, chemical or biological materials, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compilations, shop practices, supplier lists, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all times, Employee is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Employee’s own skill, knowledge, know-how and experience.

(c)               Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Subject to Section 8(f), during the period of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(d)               During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any of Employee’s former employers or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality, unless such action is consented to in writing by all persons to whom the relevant obligation of confidentiality is owed. Employee shall not work on Company projects on the grounds of, or using the equipment of, any third party, unless such work is agreed to by the Company in writing.

(e)               Upon termination of Employee’s employment, Employee shall return to the Company all Proprietary Information in any tangible form in Employee’s possession, including copies thereof.

(f)                Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators. If Employee is required by law to disclose Proprietary Information, other than to Regulators as described above, Employee shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.                  Intellectual Property.

(a)               Employee has provided on Appendix A (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be Employee’s property or the property of third parties, and that Employee wishes to have excluded from the scope of the assignment under Section 9(b) (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee shall not list such Prior Inventions in Appendix A but shall only disclose a cursory name for each such invention (bearing in mind that where necessary the naming shall not be so specific as to violate the confidentiality obligation), a listing of the party(ies) to whom the invention belongs, and the fact that full disclosure as to such invention has not been made for that reason. Space is provided on Appendix A for this purpose. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent and, furthermore, Employee shall not incorporate a Prior Invention into a Company product, process or machine without having the ability to make the grant set forth in the foregoing. If, in the course of Employee’s employment with the Company, Employee incorporates or uses a Prior Invention into or with a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, fully-paid up, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to internally and externally reproduce, display, perform, distribute, make, have made, modify, use, import, sell and offer to sell such Prior Invention as well as the derivative works and copies thereof.

(b)               To the extent not vested in the Company by operation of law under the United States copyright law, subject to Section 9(j) below, and to the maximum extent permitted by law, Employee agrees to assign and hereby does assign to the Company all of Employee’s rights, title and interest in and to any and all Inventions, whether or not patentable or registerable under patent, intellectual property, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, (i) within the scope of or resulting from employment with the Company (whether or not during normal business hours or on or off Company premises), (ii) during the period of Employee’s employment with the Company, including in the future (e.g., when any such Inventions are first reduced to practice or a description thereof first fixed in a tangible medium, as applicable) relating to the Company’s actual or anticipated business, operations, research, products, services, activities, investigations or development, or (iii) using, or resulting from any use of, the Company’s equipment, supplies, facilities, property, time, data or Proprietary Information (collectively, “Work Product”) as well as all copyrights, know-how, trade secrets, trademarks, patents, the right of priority, the right of publication, trademarks and all other intellectual property or proprietary rights in or to the Work Product, now or later throughout the universe, including all applications, registrations, renewals and goodwill (collectively, together with the Work Product, “Company Inventions”) free and clear of all liens and encumbrances and without further consideration.

(c)               During the period of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf during Employee’s employment and within one year after termination of employment. At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes qualify for exclusion from Employee’s obligation to assign hereunder; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

(d)               As directed by the Company, Employee agrees to assign all Employee’s rights, title and interest in and to any particular Company Invention to a third party, including without limitation the United States.

(e)               Employee acknowledges that all original works of authorship which are prepared by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101).

(f)                Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company, its successor in interest, or its designee. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Employee’s employment.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 9(f), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.

(g)               Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(h)               Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement either written or oral in conflict herewith.

(i)                 To the maximum extent permitted by law, the Company, its affiliates and its/their designees may create photographs and recordings of Employee in connection with any Company Invention or any products, services, operation or business of the Company or its affiliate and may reproduce, use, modify, display, publish and distribute Employee’s names, voice, signature, photographs, images, substantially similar imitation, likeness and the like captured, produced or provided in the course of engagement or employment with the Company as well as their derivative works and copies (collectively, “Likenesses”), publicly and perpetually, in connection with any products, services, operation or business of the Company or its affiliate. Employee waives any attribution, integrity and moral rights in relation to any Company Invention or the Company’s products, services, operation or business. To the maximum extent permitted by law, Employee waives and agrees not to assert any and all rights and claims Employee may have, before or after the date hereof, with respect to any Company Inventions, any Prior Inventions or any Likenesses.

(j)                 The provisions in Section 9 are applicable only to the maximum extent permitted by applicable law. This Agreement does not apply to an invention to the extent applicable to Employee and excluded by applicable law. 19 Delaware Code Section 805 provides in part: “Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer’s business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer.”

10.              Remedies. Because Employee’s services are personal and unique and because Employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In the event that Employee performs services for other entities while employed by the Company or leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

11.              Arbitration. Any and all disputes between the parties (except actions to enforce the provisions of Sections 7, 8 or 9 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Philadelphia, Pennsylvania, and any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section 11 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania. The parties consent to the jurisdiction of (and the laying of venue in) such court.

12.              General Indemnification. In the event Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Employee is or was a director or officer of the Company or its affiliates, Employee shall be indemnified by the Company, and the Company shall pay Employee’s related expenses when and as incurred, to the fullest extent permitted by the laws of the state of Delaware and the Company’s articles of incorporation and bylaws. During Employee’s employment with the Company and its affiliates and after termination of employment for any reason, the Company shall cover Employee under the Company’s directors and officers insurance applicable to other officers and directors.

13.              Taxes and Withholding. All compensation payable and other benefits provided under this Agreement shall be subject to customary and legally required withholding for income and other employment taxes. Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14.              Severability. The terms of this Agreement and each Section hereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

15.              Attorneys’ Fees. The Company shall pay or reimburse Employee up to $10,000 for reasonable attorneys’ fees incurred by Employee in connection with the review, negotiation and documentation of this Agreement, within 30 days following presentation of appropriate receipts for such fees.

16.              Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered by registered or certified mail or overnight delivery service to Employee’s residence in the case of Employee, or to its principal office in the case of the Company.

17.              Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Employee.

18.              Waiver. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

19.              Applicable Law. This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

20.              Entire Agreement and Interpretation. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, concerning the subject matter contained herein, including without limitation that Offer Letter entered into by and between the Company and Employee on March 29, 2024 and any prior agreements between the Company and Employee (other than equity related agreements entered into by and between the Company and Employee prior to the Effective Date). It may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Headings are used for reference only and shall not be considered when interpreting this Agreement. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation”.

21.              Section 409A of the Code.

(a)               This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Employee is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee estate within 60 days after the date of Employee’s death.

(b)               All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee execution of the Release, directly or indirectly, result in Employee designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)               All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

22.              Clawback Policy. Employee acknowledges and agrees that to the extent permitted under applicable law, all amounts payable under this Agreement are subject to the terms of any applicable Clawback Policy(as defined below) and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under this Agreement are subject to offset in the event that Employee has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of this Agreement or otherwise, and the Company shall be entitled to recover from Employee the amount specified under the policy to be clawed back, recouped or forfeited. For the purposes of this Agreement, “Clawback Policy” means any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy approved by the Board (or a committee thereof), as in effect from time to time, whether approved before or after the Effective Date. Employee acknowledges and agrees that Employee will be bound by the terms of any such Clawback Policy as if it were set forth in this Agreement.

23.              Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Any and all counterparts may be executed by facsimile.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRAWS PHARMA, INC.

/s/ Jack Stover
By:	Jack Stover, Chairman of the Board

EMPLOYEE: IAIN DUKES

/s/ Iain Dukes
(Signature)

[Signature Page to Traws Pharma, Inc. Employment Agreement]